[The Hartford Income Shasres Fund, Inc.]

Sub-Item 77C: Submission of matters to a vote of security holders.

Shareholders of The Hartford Income Shares Fund, Inc. (the "Fund")
addressed and approved the following proposals at an annual meeting held on January 10, 2006.

1. To elect a Board of Directors consisting of the following nine nominees:

    For    Withhold
Lynn S. Birdsong  10,713,705.494  231,073.713
Robert M. Gavin, Jr.  10,701,679.791  243,099.416
Duane E. Hill   10,701,383.555  243,395.652
Sandra S. Jaffee  10,689,592.169  255,187.038
William P. Johnston  10,713,364.957  231,414.250
Phillip O. Peterson  10,714,055.494  230,723.713
Lemma W. Senbet   10,711,314.957  233,464.250
Thomas M. Marra   10,713,574.957  231,204.250
Lowndes A. Smith  10,710,186.715  234,592.492

2. To ratify the selection by the Board of Directors of the Fund of
Ernst & Young LLP as the Fund's independant registered public accounting firm for the fiscal year ending July 31, 2006.

  For   Against   Abstain
  10,758,311.842  118,025.931  68,441.434